Exhibit 99.2

Media Contact:

Quiana Pinckney

HD Supply Public Relations

Telephone: 770-852-9057

E-mail: quiana.pinckney@hdsupply.com

FOR IMMEDIATE RELEASE

HD Supply Adds Industry Veteran John Stegeman to

Senior Leadership Team

Atlanta – March 19, 2010 – HD Supply today announced a senior leadership organizational realignment with the addition of industry veteran John Stegeman.

“Our strong financial position and intense focus on growing faster than our markets supports and requires that we seize key opportunities to add world-class talent to our organization,” said Joe DeAngelo, CEO, HD Supply. “John has executed in and led the development of our industry, and his expertise will further strengthen our leadership team and accelerate momentum on key value creation initiatives.”

John Stegemen will join HD Supply as executive president on April 12, 2010, where he will lead the HD Supply Canada, HD Supply Electrical, HD Supply Plumbing/HVAC, HD Supply Waterworks and HD Supply White Cap businesses. Stegeman most recently served as president and CEO of Ferguson Enterprises. He began his career as a management trainee with Ferguson Enterprises in Herndon, Va., in 1985 and advanced through various management positions in the company’s plumbing, air conditioning and waterworks business groups. Stegeman will be based in Atlanta.

“I am thrilled to be back in the industry I love, and I look forward to the many opportunities that our future holds. HD Supply is well positioned to make a significant impact on the many customers we serve,” said Stegemen.

“John is a world-class, recognized industry leader with complementary skill sets to my own who will accelerate customer growth, talent development, supplier relations, acquisition opportunities and industry leading best practices,” DeAngelo added.

About HD Supply

HD Supply (www.hdsupply.com) is a leading wholesale distribution company, providing a broad range of products and services to professional customers in the infrastructure & energy, maintenance, repair & improvement and specialty construction markets. With a diverse portfolio of market-leading businesses, HD Supply is one of the largest diversified wholesale distributors in North America, with approximately 800 locations.

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